EXHIBIT 4.01

                     SECOND AMENDMENT TO RIGHTS AGREEMENT


         This SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), adopted by the board of directors of NeoPharm, Inc., a Delaware corporation (the "Company"), on November 11, 2004 and dated as of November 11, 2004, is by and between the Company and Computershare Investor Services, L.L.C., a Delaware limited liability company ("Computershare"). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement (as defined below).

                                   Recitals

         WHEREAS, the Company and Computershare are parties to a Preferred Stock Rights Agreement, dated as of June 30, 2003 (the "Rights Agreement"), which Rights Agreement was amended on September 20, 2004;

         WHEREAS, the Rights Agreement currently provides that John N. Kapoor, Ph.D. ("Kapoor"), one of the founders of the Company, and his Affiliates could be or become the beneficial owner of up to 22% of the Company's Common Shares then outstanding without being deemed to be an Acquiring Person;

         WHEREAS, as of the date hereof, Kapoor and his Affiliates beneficially owned and as of the date hereof beneficially own 21.7% of the Common Shares outstanding;

         WHEREAS, the Board of Directors of the Company has approved certain changes to the definition of the term "Acquiring Person" in the Rights Agreement as more specifically set forth herein to increase from 22% to 30% the percentage of outstanding Common Shares which Kapoor, together with his Affiliates, must be or become the beneficial owner of before being deemed to be an Acquiring Person; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable, and the Company and the other parties hereto desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by replacing "22%" with "30%" in each place where "22%" appears in such Section.

         2. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

         4. Miscellaneous.

         (a) This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         (b) If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                           [Signature page follows.]


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                EXECUTED as of the date first set forth above.

Attest:                                            NEOPHARM, INC.


                                              By:
    /s/ Lawrence A. Kenyon                         /s/ Gregory P. Young
-----------------------------                     ---------------------------
Name:  Lawrence A. Kenyon                         Name:  Gregory P. Young
Title: Chief Financial Officer                    Title: President and Chief
       and Secretary                                     Executive Officer


Attest:                                            COMPUTERSHARE INVESTOR
                                                   SERVICES, L.L.C.


                                              By:
    /s/ Carol Wolniakowski                         /s/ Keith Bradley
-------------------------------                   ----------------------------
Name:  Carol Wolniakowski                         Name:  Keith Bradley
Title: Assistant Secretary                        Title: Vice President